UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

                RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO

                         FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. 2)

                              Silverado Foods, Inc.

                                (Name of Issuer)

                                  Common Stock

                           (Title of Class Securities)

                                    828342105

                                 (CUSIP Number)

                                 April 30, 1998

            (Date of Event which Requires Filing of this Statement)

           Check  appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X|    Rule 13d-1(b)
       Rule 13d-1(c)
       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 --------------------          ------                   --------------------
|CUSIP No. 09058W101 |        | 13G  |                 | Page 2 of 14 Pages |
 --------------------          ------                   --------------------

   1        NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      ML OKLAHOMA VENTURE PARTNERS, LIMITED PARTNERSHIP
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                           _
             NOT APPLICABLE                                           (B) |_|

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                     OKLAHOMA

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                 _
                  SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     4.89%

   12       TYPE OF REPORTING PERSON*

                      PN

                               *SEE INSTRUCTION BEFORE FILLING OUT!

 --------------------          ------                   --------------------
|CUSIP No. 09058W101 |        | 13G  |                 | Page 3 of 14 Pages |
 --------------------          ------                   --------------------


   1        NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      MERRILL LYNCH & CO., INC.
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                           _
                                                                      (B) |_|
                      NOT APPLICABLE

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                 _
                  SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.89%

   12       TYPE OF REPORTING PERSON*

                      HC, CO

                                *SEE INSTRUCTION BEFORE FILLING OUT!

 --------------------          ------                   --------------------
|CUSIP No. 09058W101 |        | 13G  |                 | Page 4 of 14 Pages |
 --------------------          ------                   --------------------


   1        NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      MERRILL LYNCH GROUP, INC.
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                      (B) |_|
                      NOT APPLICABLE

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                  _
                   SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.89%

   12       TYPE OF REPORTING PERSON*

                      HC, CO

                            *SEE INSTRUCTION BEFORE FILLING OUT!

 --------------------          ------                   --------------------
|CUSIP No. 09058W101 |        | 13G  |                 | Page 5 of 14 Pages |
 --------------------          ------                   --------------------



   1        NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      ML LEASING EQUIPMENT CORP.
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                           _
                                                                      (B) |_|
                      NOT APPLICABLE

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                 _
                  SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.89%

   12       TYPE OF REPORTING PERSON*

                      HC, CO

                             *SEE INSTRUCTION BEFORE FILLING OUT!

 --------------------          ------                   --------------------
|CUSIP No. 09058W101 |        | 13G  |                 | Page 5 of 14 Pages |
 --------------------          ------                   --------------------


   1        NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      MLOK CO., L.P.
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                           _
                                                                      (B) |_|
                      NOT APPLICABLE

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      OKLAHOMA

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                  _
                   SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.89%

   12       TYPE OF REPORTING PERSON*

                      IA, PN

                                 *SEE INSTRUCTION BEFORE FILLING OUT!

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|CUSIP No. 09058W101 |        | 13G  |                 | Page 7 of 14 Pages |
 --------------------          ------                   --------------------


   1        NAME OF REPORTING PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      MERRILL LYNCH VENTURE CAPITAL INC.
                                                                           _
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |_|
                                                                      (B) |_|

                      NOT APPLICABLE

   3        SEC USE ONLY

   4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE

       NUMBER OF           5        SOLE VOTING POWER
         SHARES                               0
      BENEFICIALLY         6        SHARED VOTING POWER
        OWNED BY 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)
         EACH              7        SOLE DISPOSITIVE POWER
       REPORTING                              0
        PERSON             8        SHARED DISPOSITIVE POWER
         WITH 752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  752, 802 SHARES OF COMMON STOCK (INCLUDING WARRANTS TO PURCHASE 47,121 SHARES OF COMMON STOCK)

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                                                 _
                  SHARES*                                       |_|

                      NOT APPLICABLE

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.89%

   12       TYPE OF REPORTING PERSON*

                      HC, IA, CO

                                  *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

  (a)       Name of Issuer
            Silverado Foods, Inc.
  (b)       Address of Issuer's Principal Executive Offices
            7312 East 38th Street, Tulsa, Oklahoma  74145

ITEM 2.

  (a)       Name of Persons Filing
             ML Oklahoma Venture Partners, Limited Partnership
             Merrill Lynch & Co., Inc.
             Merrill Lynch Group, Inc.
             ML Leasing Equipment Corp.
             MLOK Co., L.P.
             Merrill Lynch Venture Capital Inc.
  (b) Address of Principal Business Office or, if none, Residence ML Oklahoma Venture Partners, Limited Partnership
            Meridian Tower, Suite 1060
            5100 East Skelly Drive
            Tulsa, Oklahoma  74135
            Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc.,
            ML Leasing Equipment Corp., MLOK Co., L.P., and
            Merrill Lynch Venture Capital Inc.:
            World Financial Center - North Tower
            250 Vesey Street
            New York, New York 10281
  (c)       Citizenship
            See Item 4 of Cover Pages
  (d)       Title of Class of Securities
            Common Stock
  (e)       CUSIP Number
            828342105

ITEM 3.

            ML Oklahoma Venture Partners, Limited Partnership (the "Partnership") is filing under (d), as it is an investment company operating as a business development company under the Investment Company Act. Merrill Lynch & Co. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing") and Merrill Lynch Venture Capital Inc. ("MLVC") are parent holding companies under (g) in accordance with ss.240.13d-1(b)(1)(ii)(G). MLOK Co., L.P. ("MLOK Co.") and MLVC are investment advisers registered under ss.203 of the Investment Advisers Act of 1940 and are filing under (e).

ITEM 4. OWNERSHIP

  (a)       Amount Beneficially Owned

            See Item 9 of Cover Pages. Pursuant to ss.240.13d-4, the Partnership, ML & Co., ML Group, ML Leasing, MLOK Co. and MLVC (the "Reporting Persons") disclaim beneficial ownership of the securities of Silverado Foods, Inc. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of
            Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.

  (b)       Percent of Class
            See Item 11 of Cover Pages.

  (c)       Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote
                     See Item 5 of Cover Pages.
            (ii) shared power to vote or to direct the vote
                     See Item 6 of Cover Pages.
            (iii) sole power to  dispose  or to direct the  disposition  of See
            Item 7 of Cover Pages.

            (iv) shared  power to dispose or to direct the  disposition  of See
            Item 8 of Cover Pages.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY See Exhibit A pursuant to Item 7 attached hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
           Not Applicable.

ITEM 10. CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 11, 1999

                             ML OKLAHOMA VENTURE PARTNERS, LIMITED PARTNERSHIP

                             By:   MLOK Co., L.P.
                                   (its Managing General Partner)

                             By:   Merrill Lynch Venture Capital Inc.
                                   (its general partner)

                             By:   /s/ Frank J. Marinaro
                                    Signature

                                 Frank J. Marinaro/Secretary
                                   Name/Title

                             MERRILL LYNCH & CO., INC.

                             By:   /s/ Frank J. Marinaro
                                    Signature

                             Frank J. Marinaro/Attorney-in-Fact*
                                   Name/Title

                             MERRILL LYNCH GROUP, INC.

                             By:  /s/ Frank J. Marinaro
                                    Signature

                             Frank J. Marinaro/Attorney-in-Fact*
                                   Name/Title

                             ML LEASING EQUIPMENT CORP.

                             By:  /s/ Joseph Valenti
                                    Signature

                             Joseph Valenti/Vice President and Treasurer
                                   Name/Title

                             MLOK CO., L.P.

                             By:   Merrill Lynch Venture Capital Inc.
                                   (its general partner)

                             By:   /s/ Frank J. Marinaro
                                    Signature

                                   Frank J. Marinaro/Secretary
                                   Name/Title

                             MERRILL LYNCH VENTURE CAPITAL INC.

                             By:   /s/ Frank J. Marinaro
                                    Signature

                                Frank J. Marinaro/Secretary
                                   Name/Title

                          Exhibit A Pursuant to Item 7

            Merrill Lynch & Co., Inc. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing"), and Merrill Lynch Venture Capital Inc. ("MLVC") are filing this
            Schedule as parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. The relevant subsidiaries of ML & Co. are ML Group, ML Leasing and MLVC. The relevant subsidiaries of ML Group are ML Leasing and MLVC. The relevant subsidiary of ML Leasing is MLVC.

            ML Group, a wholly-owned direct subsidiary of ML & Co., may be deemed to be the beneficial owner of 4.89% of the common stock of Silverado Foods, Inc. (the "Company") by virtue of its control of its wholly-owned subsidiary ML Leasing.

            ML Leasing, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 4.89% of the common stock of the Company by virtue of its control of its wholly-owned subsidiary MLVC.

            MLVC, a wholly-owned direct subsidiary of ML Leasing, may be deemed to be the beneficial owner of 4.89% of the common stock of the Company by virtue of its being the general partner of MLOK Co., L.P. ("MLOK Co."), which is the Managing General Partner of ML Oklahoma Venture Partners, Limited Partnership (the "Partnership"). The Partnership, which is registered under the Investment Company Act of 1940 as a business development company, holds in its portfolio 4.89% of the common stock of the Company. MLOK also acts as an investment adviser with respect to the Partnership. MLOK Co. and MLVC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940.

            The Item 3 classification of MLOK Co. is (e).

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
               OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF
                            MERRILL LYNCH & CO., INC.

            KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints FRANK J. MARINARO its true and lawful attorney-in-fact to:

            (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

            (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

            (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

            The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.

            IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of February 1998.

                                          Merrill Lynch & Co., Inc.

                                          By:      /s/ Barry S. Friedberg
                                              Barry S. Friedberg
                                              Executive Vice President

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
               OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF
                            MERRILL LYNCH GROUP, INC.

            KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints FRANK J. MARINARO its true and lawful attorney-in-fact to:

            (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

            (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

            (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

            The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.

            IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of September 1998.

                                         Merrill Lynch Group, Inc.

                                         By:    /s/ Mark B. Goldfus

            * Signed pursuant to a power of attorney included as Exhibit B to this Schedule 13G.